Exhibit (k)(3)

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

This BRAND LICENSE AGREEMENT (this “Agreement”) is entered into as of March     , 2011, but is made effective between the parties hereto as of                      (the “Effective Date”) by and between CNL INTELLECTUAL PROPERTIES, INC., a Florida corporation (“Licensor”) and CORPORATE CAPITAL TRUST, INC., a Maryland corporation (“CCT”) (CCT and its Controlled Affiliates (as hereinafter defined) are collectively referred to herein as “Licensee”).

RECITALS

WHEREAS, Licensor is the owner of the name and mark “CNL” and other intellectual property and proprietary materials that together constitute the brand image by which Licensor is known to the public. Licensor’s intellectual property and proprietary materials, include, but are not limited to: Licensor’s proprietary management systems, trade secrets, trade names, corporate names, product names, service marks, tag lines and descriptors, domain names, designs, typography, color palettes, and copyrightable works, including but not limited to content of its internet sites, stationery, signage, promotional items, advertising and marketing materials, trade show booths, sponsorships, events, awards, press releases, quarterly and annual reports, presentations, photographs, forms, and electronic media as it relates to Licensor and its Affiliates (the name and mark “CNL” and the other intellectual property and proprietary materials which together constitute the brand image and language by which Licensor is known to the public are herein collectively referred to as the “IP Rights”); and

WHEREAS, among the components of the IP Rights are the service marks listed on Appendix A hereto for the services indicated on Appendix A and the United States service mark registrations and applications for registration listed on Appendix A (collectively, the “Marks”); and

WHEREAS, CCT wishes to obtain a non-exclusive license to use the IP Rights, including, without limitation, the Marks, in connection with the promotion of Licensee’s relationship with affiliates of Licensor in connection with Licensee’s provision of its products and services, and Licensor is willing to grant to Licensee a non-exclusive license to use the IP Rights, including, without limitation, the Marks for such purpose, provided that CCT agrees to comply (and cause its Controlled Affiliates to comply) with the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

I.	LICENSE GRANT TO IP RIGHTS

A. Licensor’s Grant to Licensee. To the extent Licensor owns or controls such rights, Licensor grants to Licensee during the Term of this Agreement a non-exclusive, worldwide license to use the IP Rights, including, without limitation, the Marks and certain copyrighted works, each only in connection with the promotion of Licensee’s relationship with Licensor in connection with advertising or promoting Licensee’s products and services, for use in Regulatory Filings (as herein defined), and for making or having made Approved Derivative Works (as herein defined). Except as set forth in this Agreement, such license as may be granted in this Agreement may not be assigned, pledged, encumbered or otherwise transferred by Licensee, voluntarily or involuntarily, by operation of law or otherwise, without Licensor’s prior written consent, which consent may be withheld in Licensor’s sole discretion, and any attempt to do so in violation of this Agreement will be without legal effect and void under this Agreement. To the extent that the IP Rights licensed hereunder include any trade secrets, Licensee shall not reveal, distribute or otherwise disclose the trade secrets to any third party.

B. Consideration for Licenses. For the promises received and given and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Licensor grants to Licensee the licenses and rights to the IP Rights and Marks as provided in this Section I. The License shall be considered fully-paid and there shall be no royalty or other fee due for the license granted to the Licensee herein during the period this Agreement is in effect as well as for the Transition Period.

C. Licensee’s Grant to Licensor. To the extent Licensee owns such rights, Licensee grants to Licensor (as well as Licensor’s affiliates) a non-exclusive, world-wide, irrevocable license to use the Regulatory Filings (as herein defined) and Approved Derivative Works (as herein defined) and such license shall include all rights necessary for Licensor or its affiliates to advertise, promote, sell and conduct any of its business affairs and dealings as they relate to its relationship and this license with Licensee provided such use by Licensor (or its affiliates) complies with all applicable state and/or federal laws, rules or regulations (collectively, Licensor’s “Retained Rights”).

II.	REGULATORY FILINGS AND RETAINED RIGHTS

A. CCT’s Regulatory Rights and Approved Derivative Works. CCT shall own such rights, including any intellectual property rights, as may exist, exclusive of any and all rights in the IP Rights or Marks and subject to Licensor’s Retained Rights, in:

(1)	any documents filed by Licensee with any state or Federal regulatory agency or body as well as its annual and quarterly reports and supplements or corrections thereto (collectively, the “Regulatory Filings”); and

(2)	any advertising and promotional materials that Licensee uses on websites and other works created by or on behalf of Licensee subject to this License that contain or are derived from the IP Rights or that use the Marks wherein such works have been approved by Licensor subject to Section IV of this Agreement (collectively, the “Approved Derivative Works”).

B. Survival of CCT’s Rights. CCT shall continue to own such copyrights in the Regulatory Filings and Approved Derivative Works after termination of this Intellectual Property License subject to the continuing obligations relating to the IP Rights including as identified in Sections III and IV.

III.	LIMITATIONS AND RIGHTS REVOKED

A. Licensor’s Retention of Rights. Licensor retains all rights in the IP Rights not expressly granted in the License in this Agreement. Licensee shall not use the designation “CNL” as a part of its identification including, without limitation, in the name of a newly formed corporation or other entity or the name of a new product or service without the express, prior written consent of Licensor, which consent may be granted or denied at Licensor’s discretion. Licensee shall provide a thirty (30)-day written notice and request to Licensor prior to any planned use of the IP Rights as described in this section and the failure on the part of Licensor to respond within that thirty (30)-day period shall be presumed to operate as a rejection of such request.

B. No Sublicensing. Licensor does not grant to Licensee, and nothing in this Agreement shall be construed as granting to Licensee, the right to license, sublicense or authorize others to use the IP Rights or the Marks other than the right for Licensee to authorize service providers the right to use and copy the IP Rights solely in connection with providing services to Licensee in connection with Licensee’s products and services (and in connection with Approved Derivative Works and Regulatory Filings).

C. Licensor’s Grant of Rights to Third Parties. During the Term of this Agreement, Licensor shall retain the sole and absolute right to grant other non-exclusive licenses for some or all of the IP Rights, including the Marks, to other entities not affiliated with Licensee, and Licensor shall retain ownership of the IP Rights.

IV.	QUALITY CONTROL

A. In General. Licensor and its Representatives (as defined herein) shall have the right to oversee the use of the IP Rights by Licensee.

B. Licensor’s Policies and Standards. Licensee acknowledges that Licensor has provided, or will make available, to Licensee certain policies and standards necessary for the preservation of the goodwill and reputation associated with the Marks and the value associated with the IP Rights. (Such collection of policies and standards as may be amended or supplemented from time to time by Licensor is commonly referred to as the ‘CNL Brand Manual’, a copy of which has been provided to Licensee.) For the purposes of this Agreement, the relevant policies and standards as contained in the CNL Brand Manual, together with any subsequent policies and standards adopted or amended in accordance with this Section IV (B) are collectively referred to hereinafter as the “Policies & Standards”. Furthermore, Licensee acknowledges that Licensor shall have the right from time to time in its reasonable discretion, to adopt new Policies & Standards or amend any existing Policies & Standards, which Licensee shall follow and adhere to in exercise of rights in the IP Rights hereunder. Licensor shall give written notice to Licensee of any subsequently adopted or amended Policies & Standards. Any such newly adopted or amended Policies & Standards shall take effect with respect to this Agreement ninety (90) days from receipt by Licensee.

C. Licensee’s Compliance with Policies & Standards. CCT shall at all times during the Term of this Agreement comply with, and shall cause each of its Controlled Affiliates as well as any agents, contractors or consultants providing promotional, marketing, or regulatory filing services to Licensee, at all times during the Term of this Agreement to comply with the Policies & Standards.

Licensor and Licensee acknowledge and agree that Licensee shall be responsible for any violation of or failure to comply with the Policies & Standards by any employee, manager, executive, director, contractor or other agent of Licensee, including, but not limited to, any failure to comply with the Policies & Standards when creating or having created any Regulatory Filings or Approved Derivative Works. Licensor and Licensee acknowledge and agree that Licensee shall not be responsible for any violation of or failure to comply with the Policies & Standards in works created by any employee, manager, executive, director, contractor, or Affiliate of Licensor (but not to include CNL Fund Advisors Company (the “CCT Advisor”)).

D. Licensee’s Policies. Licensee shall have the right to adopt additional policies and standards (“Licensee’s Policies”) for the Approved Derivative Works so long as same do not conflict with or contradict the Policies & Standards or Licensor’s Retainer Rights. If any of Licensee’s Policies conflict with or contradict any of the Policies & Standards or Licensor’s Retained Rights, Licensee shall promptly discontinue use of such conflicting Licensee’s Policies to the extent that such Licensee’s Policies are in conflict with the Policies & Standards or Licensor’s Retained Rights.

E. Modifications to IP Rights. Except as set forth in the Policies & Standards, Licensee shall not make or use any modification to any of the IP Rights without the prior express written approval of Licensor, which approval may not be unreasonably delayed or withheld.

F. Limitations on Licensee’s Use. Licensee will use the Marks and other IP Rights, Approved Derivative Works and Regulatory Filings, solely in connection with the promotion of Licensee’s relationship with Licensor, in Licensee’s websites, advertising, promotional and other materials relating to Licensee’s products and services. Such use of the Marks and other IP Rights by Licensee shall also be consistent with and shall not be used beyond the scope of the services described on Appendix A (collectively, the “Services”). Licensee shall add Licensor to all mailing lists and survey lists including, without limitation, mass mailings and surveys to stockholders, customers, clients, vendors, and others.

G. Provision of Samples. Licensee will provide Licensor with representative samples of any new materials that use or contain the IP Rights that have been prepared for, in connection with, or related to the promotion, sale, regulatory activities or performance of Licensee’s products and services at least ten (10) business days prior to any filing, distribution or use of such new materials should same have been prepared or made by Licensee or a third-party agent or contractor retained by Licensee (collectively, “3rd Party Works”). Licensor shall have the right to review and in its reasonable discretion approve or reject the use or display of the IP Rights as may appear in such 3rd Party Works. Materials to be used for, in connection with or related to the promotion, sale, regulatory activities or performance of Licensee’s products and services prepared by an affiliate of Licensor (such affiliate not to include the CCT Advisor) shall be presumed to be compliant with the Policies & Standards. For materials prepared as Regulatory Filings, Licensee shall submit to Licensor representative samples of such Regulatory Filings and Licensor shall have the right to review and in its reasonable discretion approve or reject such use of only the IP Rights as may be contained or used in the Regulatory Filings. Any item submitted for approval shall be reviewed and either approved or disapproved within ten (10) business days after submission to Licensor. Once approved, no further approval from Licensor shall be required for extended promotions, advertising or marketing campaigns using such approved materials; provided however, that Licensor must approve any changes to the IP Rights as used in the Regulatory Filings. If Licensee has not received approval or disapproval from Licensor, and Licensee has contacted the Licensor by telephone, email, or writing to make arrangements for the review of the items, the submission shall then be deemed approved.

V.	OWNERSHIP AND INFRINGEMENT

A. Ownership. Licensee acknowledges and agrees that the IP Rights including, without limitation, the Marks and the goodwill associated with the IP Rights, are owned by Licensor and are the exclusive property of Licensor and can be used only with Licensor’s prior written consent as granted through this License. Licensee will retain the goodwill in its business apart from the goodwill associated with the use of the Marks and IP Rights. Licensee further acknowledges and agrees that upon the termination of this Agreement all of Licensee’s rights in the IP Rights shall cease, and Licensee shall have no interest in or right to use any of the IP Rights, including, but not limited to, the Policies & Standards, proprietary management systems or any trade secrets which may have come into the possession of Licensee. Licensee will not in any manner represent that it owns the IP Rights or any part or component of the IP Rights, and Licensee hereby acknowledges that its use of the IP Rights shall not create any right, title, or interest in or to the IP Rights in favor of Licensee, but that all use by Licensee of the IP Rights shall inure to the sole benefit of and be on behalf of Licensor. Should Licensee use any part or component of the IP Rights or create any expansion of the Services in violation of this Agreement, Licensee shall execute and deliver to Licensor an assignment of all rights Licensee might have created in any work, trademark, or other intellectual property right using or including the IP Rights together with any goodwill associated with the IP Rights for such expansion of the Services. Licensee further acknowledges and agrees that Licensee will not at any time do, or cause to be done, any act or thing to contest, oppose, seek to invalidate or in any way impair or intend to impair the validity or enforceability of any applications, registrations, or rights in or for the IP Rights or any of Licensor’s exclusive right, title and interest in the IP Rights.

B. Registrations; Corporate Names. Licensee will not register or apply to register any corporate name, trademark, copyright, design registrations or any other proprietary rights, in any country, state or other jurisdiction utilizing any part or component of the IP Rights, except that Licensee may register the copyright in the Approved Derivative Works or the Regulatory Filings that contain IP Rights subject to the retained ownership by Licensor of the Marks and IP Rights contained in such Approved Derivative Works or Regulatory Filings and Retained Rights and all restrictions on such use of the Marks and IP Rights. For the avoidance of doubt, Licensee may not use the designation “CNL” or any other IP Rights in Licensee’s corporate name or as an identifier of Licensee or in any manner that may cause the general public to identify Licensee with Licensor, except to communicate, as necessary or appropriate, that CCT Advisor and CNL Securities Corp. are service providers to Licensee.

C. Infringement. During the Term of the License, Licensee shall promptly notify Licensor in writing of any suspected or actual infringement of the Marks as may come to Licensee’s attention. In the event of any suspected or actual infringement, Licensor has the right, but not the duty, to take any legal action or other measures to protect the Marks against such infringement. Licensee shall cooperate with Licensor in any such actions or measures at Licensor’s request and sole expense. In any action brought by Licensor: (a) Licensor shall retain full control thereof, including the settlement or other disposition of the action; and (b) any recovery shall be solely for the account of Licensor.

VI.	TERM, TERMINATION AND EFFECT OF TERMINATION

A. Term. Unless earlier terminated in accordance with the terms of this Section VI, the term of this Agreement shall commence on the Effective Date and continue until the termination of that certain Advisory Agreement dated              between CCT and the CCT Advisor.

B. Remedies Upon Breach. Termination of this Agreement shall not excuse any failure to perform or breach of this Agreement by Licensee or Licensor, and Licensor and Licensee shall each be entitled to all remedies under this Agreement and at law or equity with respect to such failure or breach.

C. Transition Period. Following notice of the termination of the Advisory Agreement or of this Agreement, Licensee shall have no greater that one hundred twenty (120) days (such time period being the “Transition Period”) to cease use of the IP Rights. Notwithstanding anything to the contrary herein, during the Transition Period, Licensee may continue using the existing materials containing the IP Rights subject to the terms and conditions of this Agreement. Following the Transition Period, Licensee shall immediately and permanently discontinue all use of the IP Rights, including, without limitation, the Marks and further will remove all uses of CNL Names, IP Rights, and Marks from the Approved Derivative Works and any new or future Regulatory Filings; the Policies & Standards; Licensor’s trade secrets; refrain from using any other mark, name, design, or any other designation confusingly similar to the designation “CNL”, or any of the other IP Rights.

VII.	BREACH AND REMEDIES

A. Notice and Cure Period. If Licensor in good faith determines that 3rd Party Works prepared for or by Licensee, or the use of IP Rights found in any such works that were not created by any employee, manager, executive, director, contractor, or Affiliate (but not to include the CCT Advisor) or Licensor and that fail to comply with any of the Policies & Standards or any other terms and conditions of this Agreement, Licensor shall give Licensee written notice of such failure and demand that Licensee, within thirty (30) days after the giving of such notice and demand, correct the failure or cause the failure to be corrected and submit evidence of such correction satisfactory to Licensor.

B. Injunctive Relief. Licensor and CCT acknowledge and agree that a breach or threatened breach by CCT, its Controlled Affiliates, or any of their Representatives of any of the terms or conditions contained in Section I, III, IV, V, VIII or X of this Agreement, will cause immediate and irreparable harm and damage to the other parties, and that monetary damages will be inadequate to compensate the other party for such breach. Accordingly, Licensor and CCT agree that Licensor and Licensee shall, in addition to any other remedies available to them at law or in equity, be entitled, without posting bond or other security, to seek an injunction from any court of competent jurisdiction enjoining and restraining any breach or threatened breach of the terms or conditions of this Agreement by CCT, its Controlled Affiliates or Licensor, its Affiliates; or Representatives of any party.

VIII.	INDEMNITY

A.	By Licensor.

1) Except to the extent, if any, otherwise expressly provided in this Agreement, Licensor assumes no liability to Licensee or to third parties with respect to the products and services advertised and sold by Licensee using the IP Rights.

2) Licensor agrees to indemnify and hold Licensee, its Controlled Affiliates, and their Representatives harmless from any and all damages, losses, costs, and liabilities (including, without limitation, reasonable legal fees and the cost of enforcing this indemnity, whether prior to, during or after trial, on appeal or in bankruptcy proceedings) that it or they may suffer or incur, that have arisen out of, resulted from or are related to: (1) any breach by Licensor of its representations, warranties, and covenants set forth in this Agreement or other failure by Licensor to comply with any of the other terms or conditions of this Agreement that result in material harm to CCT or Controlled Affiliates; or (2) any disclosure or use of Confidential Information (as defined in Section X (A)) by Licensor or any of Licensor’s Affiliates or Representatives that is not permitted under the terms of Section X of this Agreement.

B. By CCT. CCT agrees to indemnify and hold Licensor, its Affiliates, and their Representatives harmless from any and all damages, losses, costs, and liabilities (including, without limitation, reasonable legal fees and the cost of enforcing this indemnity, whether prior to, during or after trial, on appeal or in bankruptcy proceedings) that it or they may suffer or incur, that have arisen out of, resulted from or are related to: (1) any claims, actions, or lawsuits by third parties against Licensor, its Affiliates, or any of their Representatives involving or arising from the products and services advertised and sold by Licensee or its use of IP Rights including without limit in Regulatory Filings by Licensee to the extent not directly attributable to any fault of Licensor; (2) any disclosure or use of Confidential Information (as defined in Section X (A) below) by Licensee, or any of Licensee’s Representatives that is not permitted under the terms of Section X of this Agreement; (3) the failure by Licensee to comply with any of the Policies & Standards; or (4) any breach by Licensee of its representations, warranties, and covenants set forth in this Agreement, including the License granted in Section I, hereinabove, or other failure by Licensee to comply with any of the other terms or conditions of this Agreement, including the License.

IX.	REPRESENTATIONS, WARRANTIES, AND COVENANTS

A. By Licensor. Licensor represents, warrants and covenants that Licensor is a corporation duly organized and in good standing under the laws of the State of Florida; and that Licensor has full corporate power and authority, and has taken all corporate actions necessary to enter into this Agreement, to perform its obligations under this Agreement, and to grant the rights granted under this Agreement, and that this Agreement constitutes a legal, valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms.

B. By CCT. CCT represents, warrants and covenants that CCT is a corporation duly organized and in good standing under the laws of the State of Maryland; and that CCT has full corporate power and authority, and has taken all corporate actions and has obtained all necessary approvals or authorizations from any other third party and government authority, to enter into this Agreement, to perform its obligations under this Agreement, and to grant the rights granted under this Agreement, and that this Agreement constitutes a legal, valid and binding agreement of CCT, enforceable against CCT in accordance with its terms.

X.	CONFIDENTIALITY

A.	Confidential Information. For purposes of this Agreement: (1) “Confidential Information” means (a) with respect to Licensor, the Policies & Standards and confidential or proprietary information, financial or otherwise, about the business, affairs, and assets of Licensor or its Affiliates, and Licensor’s management strategies, whether or not any such documents, information, or materials are marked “confidential” or “proprietary”; and (b) with respect to Licensee, confidential or proprietary information, financial or otherwise, about the business, affairs, and assets of Licensee or its Controlled Affiliates; (2) “Affiliate” means any entity other than CCT or any of its Controlled Affiliates, that controls, is controlled by, or is under common control with Licensor; (3) “Controlled Affiliates” means any entity that is controlled by CCT; (4) the term “control”, including the terms “controlling”, “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise; (5) “Representative” means the employees, contractors, agents, directors, officers, legal counsel, accountants and financial advisors of a party; and (6) solely for the purposes of this Section X, references to a party by name or by reference to “party” shall include its Controlled Affiliates if the reference is to CCT, and their Representatives unless the context indicates otherwise.

B.	Nondisclosure of Confidential Information. None of Licensee, its Controlled Affiliates, Licensor, its Affiliates or their Representatives shall disclose or use any Confidential Information that is furnished, or to be furnished, to any of them by the other parties at any time or in any manner other than as permitted by this Agreement.

C. Exceptions. Notwithstanding the prohibition in Section X(B), a party (the “Disclosing Party”) shall be entitled to disclose Confidential Information about the other parties (the “Non-Disclosing Parties”): (1) where CCT is the Disclosing Party, to its Controlled Affiliates and its and their Representatives to the extent necessary to permit CCT, its Controlled Affiliates, and its and their Representatives to produce Licensee’s products and services and with respect to Licensor, to its Affiliates and its and their Representatives to perform their obligations hereunder; (2) to the extent such information becomes lawfully part of the public domain or is obtained from a third-party other than in violation of this or any other restrictive agreement with the Disclosing Party, its Affiliates or Controlled Affiliates (as applicable) and their Representatives; (3) as compelled or required by a valid subpoena or other legal mandate; provided, however, in the event that the Disclosing Party or its Representatives receive such a subpoena or other legal mandate, it shall provide the Non-Disclosing Parties with prompt written notice of same as far in advance as practicable of the date the Disclosing Party is required to make such disclosure so that the Non-Disclosing Parties may seek an appropriate protective order for the Confidential Information or waive compliance with the provisions of Section X (B); and in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Representatives is nonetheless, in the written opinion of such party’s legal counsel, so compelled to disclose the Confidential Information, such party or its Representative may disclose only that portion of the Confidential Information that is, based on the written advice of its legal counsel, legally required to be disclosed; (4) as required by applicable law, rule or regulation, including without limitation, the rules of any exchange or quotation system on which Licensee’s, its Controlled Affiliates’, Licensor’s, or its Affiliates’ class or series of equity is listed or quoted for trading, as applicable; (5) as is necessary to enforce the terms of this Agreement.

D. Obligations Upon Termination. Upon a termination of this Agreement for whatever reason, each party shall promptly return, in the manner reasonably directed by the other parties, all of the Confidential Information that has been furnished to it or, alternatively, each party shall promptly destroy copies of all documents or materials in its possession or control that contain Confidential Information or portions of Confidential Information of the other parties, in whatever form or medium such copies or portions are contained, whether tangible, electronic, or otherwise, unless retention of same is required by Federal, state or other law, rule or regulation; and shall timely furnish to the other parties a written certificate to the reasonable satisfaction of the other party certifying that such destruction has taken place.

E. Non-Confidential Information. Notwithstanding the foregoing confidentiality provisions of this Section X, at no time shall the Regulatory Filings or Approved Derivative Works materials or deliverables created by Licensee for the purpose of publicly advertising or marketing the products and services of the Licensee be considered Confidential Information.

XI.	DISPUTE RESOLUTION; ARBITRATION

In the event of any dispute or claim between Licensor and Licensee under this Agreement or arising out of or in connection with the interpretation of or performance under the Policies & Standards, the parties hereto agree to submit such disputes to binding arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association. Said panel of arbitrators shall be composed of one (1) arbitrator selected by each party with the third arbitrator being selected by the other two (2) arbitrators. The arbitration proceedings shall be undertaken in as expeditious a manner as possible. The arbitration proceedings shall take place in Orlando, Florida. Judgment upon any award rendered by the arbitrators shall be entered into any court having competent jurisdiction without any right of appeal. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators any claim or defense was unreasonable, then the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees and costs) and of the arbitrators and the arbitration proceeding.

XII.	GENERAL PROVISIONS

A. Governing Law. This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder shall be governed by the laws of the State of Florida without regard to conflict of law rules or principles that could result in the application of the laws of any other jurisdiction.

B. Waiver. No waiver of any provision or any default by any party shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver by any party shall be binding unless executed in writing by such party.

C. Binding Effect. This Agreement shall be binding on the parties to this Agreement and their successors and permitted assigns.

D. Entire Agreement. This Agreement and the Appendices constitute the entire agreement between the parties pertaining to this subject matter and supersede all prior and contemporaneous agreements, representations and understandings of the parties.

E. Modification. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties.

F. Counterpart Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

G. Conflicts. In the event of any conflict between the terms of this Agreement and the Policies & Standards, this Agreement shall control.

H. Severability. In the event any terms or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and conditions of this Agreement shall remain in full force and effect if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

I. Headings. The section headings inserted in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

J. Construction. The language in this Agreement will be construed as a whole according to its fair meaning and no Party will be deemed to be the drafter of this Agreement in any action that may later arise between the Parties.

K. Notices. All notices, consents and other communications under this Agreement (other than Licensor’s transmission of the Policies & Standards) must be given by facsimile; hand delivery; United States certified mail, return receipt requested, postage prepaid; or by an overnight commercial courier service, addressed as follows:

If to Licensor: CNL Intellectual Properties, Inc Attention: President CNL Center at City Commons 450 South Orange Avenue – 14th Floor Orlando, Florida 32801-3336 Facsimile: (407) 650-1543	If to Licensee: Corporate Capital Trust, Inc. Attention: President CNL Center II at City Commons 420 South Orange Avenue – 8th Floor Orlando, Florida 32801 Facsimile: (407) 540-7653

Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above. Any notice given as set forth in this Section XII will be effective on the day of hand delivery, two (2) business days after mailing, the next business day if sent by overnight commercial courier service, or the day of receipt by the other party if given by facsimile letter (or the next business day if the day of receipt is not a business day).

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

Licensor:	Licensee:

CNL Intellectual Properties, Inc.	Corporate Capital Trust, Inc.

By:	By:
Name:	Name:
Title:	Title:

Appendix A

REGISTRATIONS

Mark	Services	Reg. No.	Issue Date
CNL	Providing financial services, namely, providing real estate leaseback financing to others, as well as investing funds for others	1,478,007	2/23/88
APPLICATIONS

Mark	Services	Serial No.	Filing Date
Squares within Squares Design	Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services; educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.	75/827923 Reg. No. 2,985,632	10/21/99 Reg. Date: 08/16/2005

CNL & Squares within Squares Design	Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services; educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.	75/827922 Reg. No. 2,917,587	10/21/99 Reg. Date: 01/11/2005

CNL	Business strategic planning and consulting services; planning and consulting services in the development and growth of new businesses, particularly technology and e-commerce businesses; real estate investment, brokerage, consulting and management services; real estate investment trust services; mortgage and commercial financing services; investment and commercial banking services; broker/dealer services in the field of investment securities, franchise, mortgage, mergers and acquisitions, real estate and investment advisory services; financial advisory services; insurance underwriting, brokerage and agency services in the field of commercial liability, casualty and property; real estate development services educational services, namely classes, workshops and seminars in the field of business and project management, computer software and information systems, word processing, research skills, human resources and personnel, insurance, finance, mergers and acquisitions, organizational development, public speaking and communication, real estate, and sales and marketing.	75/827921 Reg. No. 3,006,086	10/21/99 Reg. Date: 10/11/2005
Square Network THE SQUARE NETWORK	Distribution of information on a wide variety of subjects over a computer network, in International Class 42.	78/408,433 Reg. No. 3,437,569	04/27/04(F) Reg. Date: 05/27/2008